UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CONFORMIS, INC.

(Name of Registrant as Specified In Its Charter)

 N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11..

On July 24, 2023, Conformis, Inc. (“Conformis” or the “Company”) filed a Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) with the SEC, each in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 22, 2023, by and among the Company, restor3d, Inc., a Delaware corporation (“restor3d”), and Cona Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of restor3d (“Merger Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions described therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of restor3d (the “Merger”). The special meeting of Conformis stockholders will be held virtually on August 31, 2023, at 12:00 p.m. (Noon), Eastern Time, to act on the proposal to adopt the Merger Agreement, as disclosed in the Definitive Proxy Statement.

Litigation Related to the Merger

On July 27, 2023, a purported individual stockholder of Conformis filed a complaint in the United States District Court for the Southern District of New York, captioned Burnett v. Conformis Inc., et al., 1:23-cv-06536, naming as defendants the Company and each member of the Company’s Board of Directors (the “Board”) as of the date of the Merger Agreement (“Burnett”). On July 31, 2023, an additional case was filed by a purported individual shareholder of Conformis in the United States District Court for the Southern District of New York, captioned Anderson v. Conformis Inc., et al., 1:23-cv-06686 (“Anderson”). On August 8, 2023, an additional case was filed by a purported individual shareholder of Conformis in the United States District Court for the District of Delaware, captioned Wilhelm v. Conformis Inc., et al., 1:23-cv-00863 (“Wilhelm”). Also on August 8, 2023, an additional case was filed by a purported individual shareholder of Conformis in the United States District Court for the Southern District of New York, captioned Wheeler v. Conformis Inc., et al., 1:23-cv-06961 (“Wheeler”). The Burnett, Anderson, Wilhelm and Wheeler cases, and any similar subsequently filed cases involving the Company, the Board, or any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Merger Agreement, the Merger or any related transaction, are referred to as the “Merger Litigations.”

The Merger Litigations filed to date generally allege that the definitive Proxy Statement Is materially incomplete and misleading by allegedly failing to disclose certain purportedly material information. The Merger Litigations assert violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against Conformis and the Board, as well as violations of Section 20(a) of the Exchange Act against the Board. The Merger Litigations seek, among other things: an injunction enjoining consummation of the Merger; rescission of the Merger Agreement and recission of the Merger if consummated; an accounting of all damages suffered; costs of the action, including attorneys’ fees and experts’ fees and expenses; an order directing the filing of a proxy statement that does not contain any untrue statements of material fact; a declaratory order that the defendants violated Section 14(a) and/or Section 20(a) of the Exchange Act; and any other relief the court may deem just and proper.

Conformis cannot predict the outcome of each Merger Litigation, nor can Conformis predict the amount of time and expense that will be required to resolve each Merger Litigation. Conformis believes that the Burnett, Anderson, Wilhelm and Wheeler cases are without merit and that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law. Conformis and its directors intend to vigorously defend against each Merger Litigation and any subsequently filed similar actions. It is possible that additional similar complaints could be filed in connection with the Merger. Conformis cannot estimate the possible loss or range of loss from the Merger Litigations. If any additional complaints are filed, absent new or significantly different allegations, Conformis will not necessarily disclose such additional filings.

In addition, eleven purported stockholders of Conformis sent demand letters regarding the Definitive Proxy Statement (the “Demand Letters”). Based on the same core allegations as the Merger Litigations, the Demand Letters request that the Company disseminate corrective disclosures in an amendment or supplement to the Definitive Proxy Statement.

While Conformis believes that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law and denies the allegations in the Merger Litigations and the Demand Letters, in order to moot these disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, Conformis has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement related to the aforementioned claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in these definitive additional materials shall be deemed an admission of the legal merit, necessity, or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Conformis specifically denies all allegations in the Merger Litigations and the Demand Letters that any additional disclosure was or is required or material.

Supplement to Definitive Proxy Statement

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. New text within restated language from the Definitive Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Definitive Proxy Statement is indicated by ~~strikethrough text~~. These definitive additional materials are incorporated into, and amend and/or supplement, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

The following supplemental disclosure replaces in its entirety the paragraph spanning pages 28 and 29 of the Definitive Proxy Statement:

On January 13, 2023, the Company’s senior management and representatives of UBS held a telephone conference with management members of Party A, to further discuss a potential transaction and the potential product line fit between the Company’s business and Party A’s business. During this discussion, management members of Party A communicated that, after further discussion within Party A, they had determined that Party A would likely not be able to move forward with a potential transaction. On January 16, 2023, management members of Party A held a telephone conference with representatives of UBS during which management members of Party A communicated that Party A had determined not to pursue a transaction with the Company, and cited the small size and scale of the Company’s business, and its continuing negative cash flow, as key factors.

The following supplemental disclosure replaces in its entirety the fifth full paragraph on page 32 of the Definitive Proxy Statement:

On June 19, 2023, following earlier discussions between Jones Day and Hogan Lovells, as well as between management members of restor3d and representatives of UBS, in which it was communicated by restor3d that as a potential condition to it entering into a definitive merger agreement, restor3d desired all warrants to acquire our common stock to terminate on or before the Closing Date (and if necessary, for such warrants to be amended to provide for such treatment), the Company’s President and Chief Executive Officer, Mark Augusti, contacted a representative of Armistice Capital Master Fund Ltd. (“Armistice”) to inquire whether Armistice would be willing to exchange its existing warrant, which was exercisable for 480,000 shares of our common stock at an exercise price of $21.87 per share (the “Armistice Warrant”), for 50,000 fully paid shares of our common stock. Mr. Augusti communicated to the representative of Armistice that Conformis’ proposal was motivated by a desire to “clean up” its capitalization structure to facilitate being able to execute potential strategic paths.

The following supplemental disclosure replaces in its entirety the paragraph spanning pages 40 and 41 of the Definitive Proxy Statement:

“Unless the context indicates otherwise, (1) Enterprise Values derived from the selected companies analysis described below were calculated using balance sheet information and prices of the common stock of the selected publicly traded companies in the U.S. listed below, in all cases, publicly available as of the close of market on June 22, 2023; and (2) cash and cash equivalents and net debt for the Company was based on such amount as of June 30, 2023 (which net debt amount was approximately $(7.9) million), as estimated by Conformis management. Accordingly, this information may not reflect current or future market conditions.”

The following supplemental disclosure replaces in its entirety the first full paragraph on page 41 of the Definitive Proxy Statement:

“In addition, unless the context indicates otherwise, per share amounts for Conformis common stock were calculated on a diluted basis, using the treasury stock method, based on shares of common stock (including vested restricted stock), stock options to acquire common stock, warrants to acquire common stock, unvested RSUs, and unvested PSUs outstanding as of June 22, 2023, as provided by Conformis management (which number of diluted shares were approximately 8.0 million, using the then-current closing stock price of Conformis common stock).”

The following supplemental disclosure replaces in its entirety the fourth full paragraph on page 41 of the Definitive Proxy Statement:

“Discounted Cash Flow Analysis. UBS performed two discounted cash flow (“DCF”) analyses of the Company on a standalone basis using the financial forecasts of Conformis management. The two DCF analyses reflected different assumptions regarding additional capital raises necessary to fund the business plan as reflected in the financial forecasts of Conformis management. In each DCF analysis, UBS calculated a range of implied present values as of June 30, 2023 of the standalone after-tax unlevered free cash flows that the Company was forecasted to generate from July 1, 2023 through December 31, 2027 using discount rates ranging between 20.00% and 22.00%, ~~based on~~ reflecting UBS’ estimate of the Company’s weighted average cost of capital (“WACC”), using the capital asset pricing model, as well as applying a size premium. UBS also calculated estimated terminal values for the Company as of December 31, 2027, based on the estimated standalone NTM revenue as of fiscal year-end 2027 of approximately $82.5 million (based on a 3.00% terminal year revenue growth rate as provided by Conformis management), using terminal multiples of 0.5x to 1.0x, which range was selected by UBS based on its professional judgment. The estimated terminal values were then discounted to present value as of June 30, 2023 using discount rates ranging between 20.00% and 22.00% ~~based on~~reflecting UBS’ estimate of the Company’s ~~estimated~~ WACC, as described above. In one DCF analysis (“DCF – Capital Raise 2023”), UBS assumed a net capital raise in the third quarter of 2023 of $6.6 million (at an assumed share price of $1.15 per share, as provided by Conformis management) to fund the business plan of the Company through December 31, 2023. In the other DCF analysis (“DCF – Capital Raises Through 2027”), UBS assumed such 2023 capital raise, as well as additional mid-year net capital raises in the aggregate of approximately $64.6 million throughout the length of the business plan through December 31, 2027, in amounts necessary to fund expected cash usage during the length of the business plan, as provided by Conformis management. Such additional capital raises were at assumed share prices derived from the average of the prior and current year assumed share prices, using assumed share prices (as provided by Conformis management) calculated based on an assumed EV/NTM revenue multiple of 0.75x beginning in 2024, and rising to an EV/NTM revenue multiple of 1.50x in 2027 (in each case, discounted 20% to account for the large issuance as a percentage of assumed then outstanding shares). UBS then derived implied per share reference ranges from the resulting implied Enterprise Value reference ranges, using the net debt and diluted share information described above. These analyses resulted in the following implied per share reference ranges for Conformis common stock as compared to the closing price of Conformis common stock on June 22, 2023 and the Per Share Cash Consideration in the Merger:”

The following supplemental disclosure replaces in its entirety the second full paragraph on page 42 of the Definitive Proxy Statement:

“Analysts Price Targets for Conformis. UBS reviewed a stock price target for shares of Conformis common stock in one recently published, publicly available Wall Street research analyst’s report, which indicated a 1-year forward stock price target of $2.00 per share (which equated to a current stock price target of $1.65 per share, discounted at 21.0%, the midpoint of UBS’ estimate of the Company’s WACC, as described above), as compared to the closing price of Conformis common stock on June 22, 2023 of $1.16 per share and the Per Share Cash Consideration in the Merger of $2.27.”

The following supplemental disclosure replaces in its entirety the second full paragraph on page 43 of the Definitive Proxy Statement:

In addition, in the ordinary course of business, UBS, its affiliates and its and their respective employees may currently own or trade loans, debt and/or equity securities of the Company and/or restor3d for ~~their~~its own account or for the accounts of customers, ~~as applicable,~~and may at any time hold a long or short position in such securities. In the two years preceding the date of UBS’ opinion, except for revenue received from Conformis related to the Merger, the Global Banking division of UBS had not received any revenue for providing any investment banking services to either Conformis or restor3d. For the avoidance of doubt, during this period the Global Banking division of UBS did not include Credit Suisse Group AG or any of its affiliates (collectively, “Credit Suisse”), which consummated a business combination transaction with affiliates of UBS on June 12, 2023. From and after June 12, 2023, formal information barriers were established between UBS (including the Global Banking division of UBS) and Credit Suisse and no Credit Suisse employees worked directly or indirectly on the UBS engagement.

Important Additional Information and Where to Find It

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication about our future expectations, plans and prospects, the anticipated timing of our product launches, and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other and similar expressions are intended to identify forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the business and the price of Conformis’ common stock, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of Conformis stockholder approval, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the outcome of any legal proceedings that have been or may be instituted against Conformis or restor3d related to the proposed transaction, and (v) the other risks and uncertainties described in the “Risk Factors” sections of Conformis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, and other public filings with the SEC. In addition, the forward-looking statements included in this communication represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Additional Information and Where to Find It

In connection with the proposed transaction with restor3d, Conformis filed a Definitive Proxy Statement with the SEC on July 24, 2023. The Definitive Proxy Statement and proxy card have been mailed to Conformis stockholders in advance of the special meeting relating to the proposed merger, which is scheduled to occur on August 31, 2023. BEFORE MAKING ANY VOTING DECISION, CONFORMIS STOCKHOLDERS ARE URGED TO READ IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENTS (INCLUDING THIS SUPPLEMENT AND ANY FUTURE AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORTED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Definitive Proxy Statement, definitive additional materials and such other documents containing important information about the proposed merger transaction at the SEC’s website at www.sec.gov, and on Conformis’ website at www.conformis.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link. The contents of the websites referenced above are not deemed to be incorporated by reference into the Definitive Proxy Statement. In addition, the proxy statements and other documents may be obtained free of charge by directing a request to Conformis, Inc., Investor Relations, 600 Technology Park Drive, Billerica, MA, telephone: (781) 374-5598.

Participants in the Solicitation

Conformis and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Conformis in connection with the proposed transaction. Information regarding Conformis’ directors and executive officers is included in the Definitive Proxy Statement referred to above. Security holders may also obtain information regarding Conformis’ directors and executive officers in Conformis’ definitive proxy statement for its 2023 annual meeting of stockholders (filed with the SEC on March 24, 2023), and in subsequent filings on Form 8-K. To the extent that holdings of Conformis securities have changed since the amounts printed in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov and from Conformis as described above. The contents of the websites referenced above are not deemed to be incorporated by reference into the Definitive Proxy Statement.